SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING

AND PROXY STATEMENT

March 7, 2005

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2005 Annual Meeting of Stockholders on April 27, 2005. The meeting will begin promptly at 9:30 a.m. local time in the Auditorium of NCR’s World Headquarters Building located at 1700 South Patterson Boulevard in Dayton, Ohio.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates and general corporate governance matters. A form of proxy for voting at the meeting and our 2004 annual report to stockholders are included with this booklet.

Mark Hurd, NCR’s Chief Executive Officer, and I look forward to sharing more information with you about NCR at the annual meeting. If you plan to attend, please complete and return to NCR the meeting reservation request form printed on the back of this booklet.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible so that your stock may be represented at the meeting.

Sincerely,

Lars Nyberg

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:30 a.m. local time

Date:

Wednesday, April 27, 2005

Place:

Auditorium at NCR’s World Headquarters Building

1700 South Patterson Blvd.

Dayton, Ohio 45479

Purpose:

•	Elect three Class C directors to hold office for three-year terms and until their successors are duly elected and qualified;

•	Approve the appointment of the Company’s independent auditors for 2005;

•	Vote on one stockholder proposal, if presented; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered stockholders of NCR common stock at the close of business on February 14, 2005, may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the meeting. Even if you plan to attend the meeting, please authorize your proxy.

By order of the Board of Directors,

Jonathan S. Hoak

Senior Vice President,

General Counsel and Secretary

March 7, 2005

NCR Corporation

1700 South Patterson Blvd.

Dayton, Ohio 45479

PROXY STATEMENT

GENERAL INFORMATION

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of NCR Corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2005 Annual Meeting of Stockholders, including any adjournment or postponement. The meeting will be held at 9:30 a.m. local time, on April 27, 2005, in Dayton, Ohio.

Starting March 21, 2005, we are mailing this proxy statement, together with a notice of meeting, form of proxy and voting instruction card (“proxy card”) and the Company’s annual report for the year ended December 31, 2004, to stockholders entitled to vote at the meeting.

Stockholders Entitled to Vote at the Meeting

If you are a registered stockholder at the close of business on the record date for the meeting, February 14, 2005, you are entitled to receive this notice and to vote at the meeting. There were 186,219,147 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Delivery of Voting Materials

As we did last year, we are taking advantage of the householding rules adopted by the U.S. Securities and Exchange Commission (“SEC”) that permit us to deliver only one set of disclosure materials (such as a proxy statement and annual report) to stockholders who share an address, unless otherwise requested. This program allows us to reduce the expenses of delivering duplicate disclosure materials to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. We will continue to send a separate proxy card for each stockholder residing at a shared address. If you are a registered stockholder (owning your stock directly and not through a nominee such as a bank or broker) who receives multiple copies of NCR’s annual report and proxy statement, you are encouraged to indicate your consent to the householding of future investor communications by answering “yes” to the Householding Election question on your proxy card.

If you own NCR common stock beneficially through a nominee (such as a bank or broker), information regarding householding of disclosure materials should be forwarded to you by your nominee.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and NCR’s 2004 annual report to stockholders are available on the following Internet sites: http://investor.ncr.com/downloads/2005proxy.pdf (proxy statement) and http://investor.ncr.com/downloads/ncr2004ar.pdf (annual report). Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you are a registered stockholder, you can choose to access your disclosure materials electronically and save the Company the cost of producing and mailing these documents by following the instructions provided at http://www.icsdelivery.com/ncr or by following the prompt if you choose to authorize your proxy over the Internet. If you hold your NCR stock in nominee name (such as through a bank or broker), please review the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Stockholders who have chosen to view future disclosure materials electronically will receive an e-mail containing the Internet address to use to access NCR’s proxy statement and annual report.

How to Obtain a Separate Set of Voting Materials

If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one annual report and proxy statement, you may write or call us at 1700 S. Patterson Boulevard, Attn: Investor Relations, Dayton, Ohio 45479 (phone: 937-445-5905), to request separate copies of these materials at no cost to you. For future annual meetings, you may request separate disclosure materials by contacting our mailing agent, ADP-Investor Communications Services, at 51 Mercedes Way, Attn: Householding Department, Edgewood, New York 11717 (phone: 800-542-1061).

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the http://www.proxyvote.com web site or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet vote);

•	voting by ballot at the meeting; or
•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by the instructions on your proxy card, voting instructions or electronic proxy if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the annual meeting, and (4) you did not revoke your proxy prior to the meeting.

The Board’s Recommendations

If you send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of each of the Class C directors (see page 7);

•	FOR approval of the appointment of the Company’s independent auditors for 2005 (see page 28);

•	AGAINST the stockholder proposal on the elimination of domestic partner benefits for executives (see page 29).

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the direct stock purchase and sale plan (the “DSPP”) administered by our transfer agent, Mellon Investor Services, for NCR, your proxy includes the NCR common stock held in your DSPP account. Mellon, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, the close of business on February 14, 2005, is necessary to have a quorum allowing us to conduct business at the meeting. A majority of the votes cast at the meeting (in person or by proxy) is required to elect directors, to approve the appointment of our auditors, and any other item of business that may come before the meeting. Broker “non-votes” and abstentions are not votes cast under Maryland law and, therefore, will have no effect on the outcome of the vote for the election of directors, the approval of the appointment of auditors, or any other item. Broker “non-votes” occur when a broker returns a properly executed proxy but does not vote on a particular item because the broker does not have the authority to vote on a non-routine proposal because it has not received voting instructions from the beneficial owner.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary the meeting reservation request form printed on the back of this booklet. If you are not a record stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

We will include the results of the meeting in NCR’s next quarterly report filed with the SEC. You may also find information on how to obtain a full transcript of the meeting in that quarterly report or by writing to NCR’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

2-for-1 Stock Split

On January 21, 2005, the Company completed a 2-for-1 stock split of the Company’s common stock in the form of a 100% stock dividend for stockholders of record on December 31, 2004 (the “Stock Split”). All references to number of shares and per share amounts in this proxy statement have been restated to reflect the Stock Split.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows the NCR common stock beneficially owned by each executive officer named in the Summary Compensation Table found below on page 18 and each non-employee director as of December 31, 2004. As of that date, the directors and executive officers individually or as a group beneficially owned 1.7% of NCR stock.

Name	Total Shares Beneficially Owned(1)	Shares Covered by Exercisable Options(2)
Lars Nyberg, Chairman of the Board of Directors	51,777	8,000
Mark Hurd, Director and Officer	1,115,762	959,850
Edward P. Boykin, Director(3)	40,430	28,000
Mark Frissora, Director(4)	53,030	28,000
Gerald Gagliardi, Officer	269,920	234,666
Linda Fayne Levinson, Director(3)	89,238	70,946
Jonathan S. Hoak, Officer	367,592	330,886
Michael Koehler, Officer	155,309	92,332
Victor L. Lund, Director(3)	27,628	16,000
C.K. Prahalad, Director	98,212	70,946
James M. Ringler, Director(3)	20,210	12,000
William Stavropoulos, Director(3)	76,536	62,946
Keith Taylor, Officer	283,227	259,148
Directors and Executive Officers as a Group (18 persons)	3,215,371	2,647,690

(1)	Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number and all share amounts reflect the Stock Split.
(2)	Of the total number of shares of NCR stock beneficially owned by the Company’s executive officers and directors, this column shows those shares the officers and directors or their family members have the right to acquire through stock option exercises within 60 days after December 31, 2004.
(3)	Upon initial election to the Board, each non-employee director receives an initial grant of NCR common stock with a value of two times the annual retainer fee at the time of grant and is given the opportunity to defer immediate receipt of the grant. Non-employee directors who joined NCR’s Board between January 1, 1997 and April 17, 2001, Ms. Levinson and Messrs. Prahalad and Stavropoulos, received an initial grant of stock with a value of $60,000; and those joining since that time, Messrs. Boykin, Frissora, Lund, and Ringler, each received an initial grant of stock with a value of $80,000. Certain directors elected to defer receipt of this grant. In addition, Mr. Ringler elected to defer receipt of 6,000 shares he received in connection with his 2003 and 2004 annual stock grant and Mr. Lund elected to defer 4,000 of his 2004 annual stock grant. This table includes units based on NCR common stock equivalents for such directors as follows: (a) 3,590 units for each of Ms. Levinson and Mr. Stavropoulos, (b) 4,430 units for Mr. Boykin, (c) 8,210 units for Mr. Ringler, and (d) 7,628 units for Mr. Lund. These units are held in deferred stock accounts as set forth below under the caption “Compensation of Directors.” These deferred stock accounts are paid in stock. In addition, some directors have also elected to receive some or all of their annual retainer as deferred NCR common stock equivalents. As a result of this election, these directors each received the following number of stock units in deferred stock accounts: Mr. Stavropoulos (16,396 units), Mr. Ringler (2,468 units), and Mr. Boykin (6,004 units). These deferred stock accounts are paid in either cash or stock, as elected by the director. The table does not include the deferred retainer amounts held in these deferred stock accounts. All unit amounts listed above reflect the Stock Split.
(4)	Includes 200 shares held by Mr. Frissora’s son for which he disclaims any beneficial interest.

Other Beneficial Owners of NCR Stock

As of December 31, 2004, to the Company’s knowledge, the following stockholders beneficially owned more than 5% of the Company’s outstanding stock. The percentage of stock owned by such holders is based on the total outstanding shares of stock as of December 31, 2004, after giving effect to the Stock Split.

Name and Address of Beneficial Owner	Total Number of Shares		Percent of Class
Dodge & Cox One Sansome Street, 35th Floor San Francisco, California 94104	14,877,492	(1)	7.94%

Private Capital Management, L.P. 8889 Pelican Bay Boulevard, Suite 500 Naples, Florida 34108	12,977,732	(2)	6.90%

(1)	Based on the Schedule 13G/A, dated February 10, 2005, filed by Dodge & Cox with the SEC. According to this filing, Dodge & Cox, as an investment adviser, has sole power to dispose or direct the disposition (“dispositive power”) of all of these shares, has sole power to vote or to direct the vote (“voting power”) over 13,974,224 shares, and has shared voting power over 212,600 shares.
(2)	Based on the Schedule 13G/A, dated February 14, 2005, filed by Private Capital Management, L.P. (“Private Capital”), Mr. Bruce S. Sherman, Chief Executive Officer of Private Capital, and Mr. Gregg J. Powers, President of Private Capital. According to this filing, Private Capital, as an investment adviser, and Mr. Powers each have shared voting and shared dispositive power over 12,977,732 shares; and Mr. Sherman has sole voting and sole dispositive power over 170,000 shares and shared voting and shared dispositive power over 12,981,732 shares. Messrs. Sherman and Powers each disclaim beneficial ownership of all the shares managed by Private Capital as an investment adviser and held by its clients.

The following stock performance graph, and reports of the Board’s Compensation and Audit Committees included below in this proxy statement, shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference into such filing.

STOCK PERFORMANCE GRAPH

The following graph compares the relative investment performance of NCR stock, the Standard & Poor’s 500 Stock Index, and the Standard & Poor’s Technology Sector Index. This graph covers the five-year period from December 31, 1999, through December 31, 2004.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
NCR	$100.00	$129.70	$97.32	$62.68	$102.44	$182.79
S&P 500 Stock Index	$100.00	$90.90	$80.09	$62.39	$80.29	$89.03
S&P Technology Sector	$100.00	$59.10	$43.81	$27.42	$40.37	$41.40

(1)	In each case, assumes a $100 investment on December 31, 1999, and reinvestment of all dividends, if any.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the 2005 annual meeting, the terms for the directors in Classes A, B and C of the Board of Directors expire in 2006, 2007, and 2005, respectively.

Proxies solicited by the Board will be voted for the election of the nominees, unless you withhold your vote on your proxy. The Board has no reason to believe that these nominees will be unable to serve. However, if one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the following nominees for election as a director.

Class C—Terms Expiring in 2005:

Mark P. Frissora, 49, became Chairman and Chief Executive Officer of Tenneco Automotive Inc. (“Tenneco”) in March 2000, after serving as its President and Chief Executive Officer from November 1999 until that time. From March to November 1999, he was President, Worldwide Operations, at Tenneco’s automotive subsidiary, Tenneco, Inc., and also served as that company’s Senior Vice President and General Manager, Worldwide Original Equipment, from 1998 until March 1999. Mr. Frissora is a director of Tenneco and FMC Corporation, and became a director of NCR on June 5, 2002.

C.K. Prahalad, 62, is the Harvey Freuhauf Professor of Business Administration at The University of Michigan. Mr. Prahalad is a nationally recognized specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations. From 2000 to 2002, he was Chairman of PRAJA, Inc., a software company located in San Diego, California. He is also a director of Hindustan Lever Limited, India, and World Resources Institute, Washington, D.C., a non-governmental organization. Mr. Prahalad became a director of NCR on January 1, 1997.

William S. Stavropoulos, 65, has been Chairman of the Board of Directors of The Dow Chemical Co., a chemical and plastics producer, since December 2000. He served as Chief Executive Officer of Dow Chemical from 2002 to November 1, 2004, and Chairman of the Executive Committee of Dow Chemical from December 2000 to December 2002. From 1995 until November 2000, he was the President and Chief Executive Officer of Dow Chemical. In addition, he is a director of BellSouth Corporation, Chemical Financial Corporation, and Maersk Inc., and is a trustee of the Fidelity Group of Funds. Mr. Stavropoulos became a director of NCR on January 1, 1997.

Directors Whose Terms of Office Continue

Class A—Terms Expiring in 2006:

Mark V. Hurd, 48, became Chief Executive Officer of NCR on March 14, 2003. He is also the Company’s President, a position he has held since July 2001. From September 2002 to March 2003, Mr. Hurd served as NCR’s Chief Operating Officer. From July 2000 until that time, he was Chief Operating Officer of the Teradata Division and, from July 2000 until July 2001, Executive Vice President, NCR. Since he started his career at NCR in 1980, Mr. Hurd has held a series of sales and marketing positions with increasing management responsibility, including Senior Vice President, Teradata Solutions Group from 1998 to June 2000 and Vice President, Worldwide Marketing and Americas Professional Services Division. Mr. Hurd became a director of NCR on March 14, 2003.

Lars Nyberg, 53, has been Chairman of NCR since June 1995. He served as the Company’s Chief Executive Officer and President from June 1995 until he resigned as of March 14, 2003. Before joining NCR, Mr. Nyberg held various senior management positions with Philips Electronics NV, an electronics and electrical products company, including serving as Chairman and Chief Executive Officer of Phillips’ Communications and Computer Divisions. Mr. Nyberg became Chairman of Micronic Laser Systems AB (“Micronic”), a manufacturer of laser pattern generators for the production of photomasks, in March 2004. Mr. Nyberg is a director of Snap-On Incorporated, Autoliv Inc., Datacard Group, and Sandvik AB, based in Sweden. He became a director of NCR in 1995.

James M. Ringler, 59, served as Vice Chairman of Illinois Tool Works Inc., a multi-billion dollar diversified manufacturer of highly engineered components and industrial systems, from 1999 until 2004. Prior to joining Illinois Tool Works, from 1997 to 1999, Mr. Ringler was Chairman of Premark International, Inc. (“Premark”), a large, diversified manufacturing company serving the food equipment, builder products and consumer durable markets. He also served as Premark’s Chief Executive Officer from 1995 to 1999, and prior to that as its President and Chief Operating Officer. Mr. Ringler was a director of Premark from 1990 until it merged with Illinois Tool Works in 1999. Mr. Ringler serves as a director of Autoliv Inc., The Dow Chemical Company, FMC Technologies, Inc., and Corn Products International, Inc. He joined NCR’s Board of Directors on November 1, 2003.

Class B—Terms Expiring in 2007:

Edward P. “Pete” Boykin, 66, served as the President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, from July 2001 to June 2003. From 1998 to 2001, he held a number of senior management positions at CSC, including group president of its Financial Services Group from 1999 to 2001 and vice president of its Technology Management Group from 1998 to 1999. From 1996 to 1998, Mr. Boykin was President of The Pinnacle Alliance, a CSC-managed organization providing information technology outsourcing and other services to J.P. Morgan. Mr. Boykin became a director of NCR on June 5, 2002.

Linda Fayne Levinson, 63, was a partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. From 1994 to 1999, she was President of Fayne Levinson Associates, an independent consulting firm. Ms. Levinson has also served as an executive with Creative Artists Agency Inc. and as a partner in the merchant banking operations of Alfred Checchi Associates, Inc. She is also a director of Jacobs Engineering Group Inc. and Ingram Micro Inc. Ms. Levinson became a director of NCR on January 1, 1997.

Victor L. Lund, 57, served from May 2002 to December 2004 as the non-executive Chairman of the Board of Mariner Health Care, Inc., a long-term health care services company. He previously served as Vice Chairman of Albertson’s, Inc., a food and drug retailer, from June 1999 until June 2002. Mr. Lund served as Chairman of the Board of American Stores Company from 1995 until its acquisition by Albertson’s in June 1999, and as Chief Executive Officer of American Stores Company from 1992 until 1999. He was President of American Stores Company from 1992 until 1995. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. He also serves on the boards of Borders Group, Inc. and Service Corporation International. Mr. Lund became a director of NCR on April 23, 2003.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business through discussions with the Chief Executive Officer and other members of management and staff, by reviewing materials provided to them, and by participating in regularly scheduled Board and committee meetings. The Board met 6 times last year and held 23 committee meetings. In 2004, all of the directors attended 75% or more of the aggregate of total Board meetings and committee meetings for the committee(s) on which he or she served.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to govern the business and affairs of the Company. The Board selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, your Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address such matters as director independence, committee membership and structure, meetings and executive sessions, director selection, retirement, and training, among other things. The Board’s Corporate Governance Guidelines are found on NCR’s corporate governance web page at http://www.ncr.com/corpgovernance/guidelines.htm. You may obtain a written copy of these guidelines, or any of the Board’s committee charters, by writing to NCR’s Corporate Secretary at the address listed above. The Board’s independent directors meet regularly in executive session and, as provided in the Corporate Governance Guidelines, the Board of Directors has selected the Chair of the Committee on Directors and Governance to preside at its executive sessions during 2005.

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the Board shall determine whether a director is considered independent, taking into account the following factors, in addition to those other factors it may deem relevant. No director may qualify as independent unless the Board affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with NCR). In addition, the director or director candidate:

•	cannot have been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•	cannot have been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•	cannot have been in the past five years a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•	cannot, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, and in no case may the director be an executive officer or employee of another company that in the previous three years made payments to or received payments from the Company in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•	cannot be an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	cannot have been employed as an executive officer by another corporation that has (or had) an executive officer of the Company on its board of directors during the past five years;

•	cannot for the past five years have received any compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service;

•	cannot be or have been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $100,000 per year in direct compensation from the Company, other than compensation for prior service that is not contingent on continued service, (iii) an individual affiliated with or an employee of the Company’s present or former independent auditors or its affiliates, (iv) an individual who is an executive officer of another company that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payments to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s directors, except Messrs. Nyberg and Hurd, meet these independence standards.

Committees of the Board

NCR’s Board of Directors has four committees: the Audit Committee, the Compensation Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) legal and regulatory compliance, (iii) the independence, qualifications, and performance of the Company’s independent auditors, (iv) the performance of the Company’s internal auditors, and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The committee also:

•	is solely responsible for hiring and terminating the Company’s independent auditors and pre-approving all audit, as well as any audit-related, tax and other non-audit services, to be performed by the independent auditors;

•	reviews and discusses with NCR’s independent auditors their quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent auditors and internal auditors;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and quarterly earnings releases;

•	reviews and discusses with the Company’s Chief Executive and Financial Officers the procedures they followed to complete their certifications in connection with NCR’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

All three of the Audit Committee members are independent and financially literate as determined by the Board under applicable SEC and New York Stock Exchange (“NYSE”) standards. In addition, the Board has determined that Messrs. Boykin and Lund are “audit committee financial experts,” as defined under SEC regulations, who are independent of management of the Company. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation described below under the caption “Compensation of Directors,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on two other audit committees of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair his or her effective service to the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter, which was adopted as revised by the Board of Directors in January 2004. A copy of this charter can be found on NCR’s corporate governance web page at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Compensation Committee:    This committee, which is composed entirely of independent directors, reviews and approves the Company’s total compensation goals, objectives and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	evaluates and reviews the performance levels of NCR’s executive officers and determines base salaries and equity and incentive awards for such officers;

•	discusses its evaluation of, and recommended compensation to, the Chief Executive Officer at executive session of the Board of Directors;

•	reviews and approves NCR’s executive compensation plans;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees NCR’s plans for management succession and development.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation Committee Charter, which was adopted by the Board of Directors. A copy of this charter can be found on NCR’s corporate governance web page at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Committee on Directors and Governance:    This committee is responsible for reviewing the Board’s corporate governance practices and procedures and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the Board concerning director compensation; and

•	reviews the composition of NCR’s Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors.

The Committee on Directors and Governance is composed entirely of independent directors and with the Board recommended this year’s director nominees. A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Committee on Directors and Governance Charter, which was adopted by the Board of Directors. A copy of this charter can be found on NCR’s corporate governance web page at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular Board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee	Compensation Committee	Audit Committee	Committee on Directors and Governance
Lars Nyberg	X*
Edward (Pete) Boykin	X		X*
Mark Frissora		X
Mark Hurd	X
Linda Fayne Levinson	X	X*		X
Victor Lund			X
C.K. Prahalad	X		X	X*
James Ringler		X
William Stavropoulos				X
Number of meetings in 2004	1	7	12	3

*Chair

Compensation of Directors

NCR has a director compensation program for its non-employee directors. Mr. Hurd does not receive any extra pay for serving as a director on NCR’s Board. Each of NCR’s non-employee directors receives an annual retainer which is payable for the year beginning on the date of NCR’s annual meeting and ending on the day before the next such meeting. All non-employee directors, other than Mr. Nyberg, receive an annual retainer of $40,000. Committee chairs receive an additional annual retainer of $5,000, except that the Chair of the Audit Committee receives an additional annual retainer of $12,000. Mr. Nyberg was appointed non-executive Chairman of the Board in March 2003, and as such he receives an annual retainer of $225,000. The annual retainers are payable quarterly in equal installments as long as the director is still serving on NCR’s Board. If a director resigns or is terminated, he or she will forfeit any future installments of the annual retainer.

The non-employee directors may elect to receive all or a portion of their annual retainers in NCR stock instead of cash. In addition, the directors may choose to defer receipt of this stock (a) until he or she resigns or is no longer a director, (b) until five or ten years after it is payable, or (c) in one to five equal annual installments, beginning either the year after the retainer is earned, or the year following the date of termination as a director.

The Company maintains stock unit accounts based on NCR stock for deferred stock payments. Dividend payments on NCR stock equivalents, if any, will be reinvested in additional deferred stock units. Deferred stock payments may be paid in cash or in stock. A director who leaves the Board prior to the date of payment of deferred stock units may elect, prior to termination, to convert the deferred stock units to a deferred cash account.

Non-employee directors receive a meeting fee of $1,500 for each regular Board or committee meeting attended and each special Board meeting attended. If a committee holds a special meeting, the committee chair will determine if the meeting is subject to the meeting fee. In 2004, meeting fees were paid for all special meetings held during the year. The meeting fees, which may be deferred in the same manner as the annual retainers, are paid one quarter in arrears. NCR also pays or reimburses the directors’ expenses for attending Board and committee meetings. Our corporate aircraft is sometimes used to transport directors to and from these meetings, and on one occasion in 2004, a spouse of a director accompanied him to a meeting at no incremental cost to the Company.

Each non-employee director who joins the Board as such receives an initial grant of NCR common stock with a value that is currently equal to each such director’s annual retainer fee based on competitive analogs. These directors have the option of receiving this stock immediately or deferring receipt in the same manner available for deferring their annual retainers; however, these deferred stock accounts are paid only in stock. If deferred, a stock unit account is maintained for each participating director.

In addition, NCR also pays a portion of director compensation in stock options. Each non-employee director receives stock option grants effective on the date of the annual meeting for a number of shares of NCR common stock as determined by the Committee on Directors and Governance in its discretion, based on a review of competitive data. The options have an exercise price of the fair market value of the stock on the grant date, are fully vested on the grant date, and are exercisable for ten years. As of April 2003, the Committee on Directors and Governance may also, in its discretion, grant shares of Company stock to directors in conjunction with the annual option grants. If granted, the stock is free of restrictions. Eligible directors may elect to defer receipt of this stock in the same manner available for deferring their annual retainers.

In 2004, each non-employee director received 4,000 shares of NCR common stock and options for 8,000 shares of stock, after giving effect to the Stock Split.

Selection of Nominees for Directors

Your directors and the Committee on Directors and Governance are responsible for recommending candidates for membership to the Board. The director selection process is described in detail in the Board’s Corporate Governance Guidelines, which are posted on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and Chief Executive Officer and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law. From time to time, the committee may engage outside search firms to assist it in identifying and contacting qualified candidates. All candidates are evaluated by the committee using the qualification guidelines included as part of the Board’s Corporate Governance Guidelines. As part of the selection process, the Committee on Directors and Governance and the Board of Directors are committed to finding proven leaders who are qualified to serve as NCR directors and examine candidates’ business skills and experience, personal integrity and judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing the Company’s Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, OH 45479. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available on our corporate governance website at http://www.ncr.com/corpgovernance/corpgov_bylaws.htm.

The directors nominated by the Board of Directors for election at the 2005 annual meeting were recommended by the Committee on Directors and Governance. All candidates for election are currently serving as directors of the Company and have been determined by the Board to be independent directors.

Communications with Directors

Stockholders wishing to communicate directly with NCR’s Board of Directors, any individual director, the Chair of the Committee on Directors and Governance as the presiding director at executive sessions of the Board in 2005, or NCR’s non-management or independent directors as a group are welcome to do so by writing NCR’s Corporate Secretary at 1700 South Patterson Blvd., Dayton, Ohio 45479. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made. For more information on how to contact NCR’s Board, please see the Company’s Corporate Governance website at http://www.ncr.com/corpgovernance/corpgov_contact.htm.

In addition, NCR’s directors have a practice of attending the Company’s annual meeting of stockholders each year. All of the directors attended the Company’s 2004 Annual Meeting of Stockholders, except for Mr. Stavropoulos.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2004, all executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934, except that the Company filed a late report on behalf of Mr. Gerald Gagliardi for restricted stock that vested during the year, and a late report on behalf of Mr. Keith Taylor for a transfer of a portion of his NCR 401(k) Savings Plan account from investment in an NCR common stock fund to another investment option.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of independent outside directors as required by New York Stock Exchange rules. The Committee establishes and evaluates the Company’s total compensation philosophy and regularly reviews and approves the compensation programs covering executive officers and key management employees, including fixed and variable pay and the design of annual and long-term incentive compensation. The Committee reviews the performance levels of the Company’s ten executive officers and evaluates and determines all of the compensation actions for the Chief Executive Officer (“CEO”) and other executive officers, including their annual base salaries and both cash and equity incentive awards to be paid.

Compensation Philosophy

The basic objectives of the Company’s executive compensation program are to:

•	Attract, motivate and retain the talented executive leadership necessary for NCR’s short and long-term success;

•	Reward achievement of financial and strategic Company results;

•	Recognize individual contributions;

•	Deliver a substantial portion of each executive’s total compensation on a pay-for-performance basis; and

•	Align the long-term interests of executives with those of the Company’s stockholders.

The executive compensation program is designed to support and provide incentives for achieving and exceeding the Company’s current priorities of repositioning the business and executing a business strategy that emphasizes both growth and cost containment. The Company’s long-term goals and stockholder interests are also taken into consideration in the design of NCR’s executive compensation. In addition, the compensation program recognizes that NCR is a single company made up of multiple business units with differing market dynamics.

How Executive Pay is Determined

To achieve our goal of attracting, motivating and retaining top executive talent, the Committee, with the assistance of outside consultants, analyzes market data and reviews such factors as market trends when determining compensation levels.

The Committee’s charter, which is available on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_ charters.htm, gives the Committee the sole authority to retain consultants to assist in evaluating the Company’s executive compensation. In 2004, as in the prior year, the Committee independently engaged outside consultants to provide guidance and market information to assist it in evaluating and developing programs in order to pay executive officers competitively and to design incentive programs that motivate them to contribute to the Company’s short and long-term success and reward them for their performance. The Committee also conducts a detailed review of all the components of the CEO’s and other executive officers’ compensation, including salary, bonus, long-term incentive compensation, perquisites and other personal benefits, to support its executive pay decisions.

Because the Company is comprised of multiple businesses each of which has different peer groups and varying market characteristics, the Committee believes that data drawn from multiple nationally recognized, broad-based surveys (rather than using a single peer group) provides the most appropriate basis for comparing the Company’s compensation program to market levels. The surveys utilized in 2004 were selected to reflect companies and business units of a similar size and scope as NCR and its businesses, and included a mix of general industry and technology companies. In general, total compensation for executives is targeted to approximate the median of the applicable market data. In setting executive compensation for officers other than the CEO, the Committee reviews proposed compensation using market data provided by the consultants. The Committee then solicits input from the CEO on the individual performance of the executives, and considers an executive’s performance, experience in the job, expertise and internal positioning when determining individual compensation. The process for the determining the CEO’s compensation is similar, except that the Committee meets in executive session both with the Committee and the Board of Directors to review market data and performance information regarding the CEO.

Due to the performance-oriented nature of the Company’s incentive programs, total compensation may exceed target levels when the Company’s performance goals are exceeded. Likewise, total compensation may, and has, lagged the market when performance goals are not achieved.

The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentives comprised of stock options and restricted stock. The following is a description of each of these major components of the program, along with a discussion of the decisions taken by the Committee with regard to 2004 compensation and the limited perquisites offered to NCR’s executive officers. A discussion of the compensation of the CEO also follows in this report.

Base Salary

Base salaries for executive officers are determined by the Committee annually, based on (1) a review of market data, (2) each executive’s performance for the prior year, (3) each executive’s experience, expertise, and internal positioning, and (4) the level of annual increase for the Company’s employees generally.

For 2004, the base salaries of all executive officers except two were determined to be consistent with those of similar executives at peer companies and therefore no increase was warranted. For those two executives who were determined to be below market median levels, the Committee increased their base pay accordingly.

Annual Incentive Compensation

Executive officers participate in the NCR Management Incentive Plan for Executive Officers (“MIP”) and are eligible to receive annual cash incentive awards based upon performance against objectives established by the Committee. Each executive other than the CEO is eligible to receive a target award of 60% of base pay if financial objectives are met. At specified threshold levels of performance the plan pays a portion of the target amount, and up to twice the target amount may be paid if objectives are significantly exceeded.

In 2004, as in 2003, the objectives under the MIP were designed to promote a vision of shared success by providing a straightforward, understandable framework that unified the Company’s multiple business units around the goal of the Company’s overall success. To this end, at least 50% of target annual incentive pay for all executive officers was based on the performance of the Company’s “non-pension operating income after capital charge.” NPOI is also the key measure used by the Company in setting 2004 annual incentive awards for non-sales employees.

“Non-pension operating income” or “NPOI” is based on the Company’s operating income reported under U.S. generally accepted accounting principles less the impact of pension income or expense during the year, because the positive or negative impact of pension is recognized over a number of years, and is not directly related to individual executive’s performance. In addition, for purposes of determining annual incentive awards, in limited circumstances, non-operational items, such as significant currency fluctuations, acquisitions or restructurings, may be excluded when determining non-pension operating income for the Company or its business units. “Non-pension operating income” represents the Company’s highest business imperative of growing revenue while controlling operating costs (excluding the impact of pension), and is a measure that is simple, easily understood and tracked by the Company throughout the year. As a result, the Committee believes that this performance measure will help drive behaviors that lead to the Company’s success.

For executive officers, non-pension operating income is measured “after capital charge” to motivate them to prudently manage the Company’s assets while driving to increase revenue and lower operating costs. “Capital charge” is the cost of capital used by NCR in its operations and corporate activity.

In addition to their company-wide performance measure, executive officers aligned with business units have 50% of their annual incentive tied to business unit non-pension operating income and revenue. The plan also contains a payout trigger: no payout occurs unless the Company achieves at least 2003 actual operating results.

For 2004, the Committee set the MIP measures at levels that would pay 25% of the target bonus if a minimum level of performance was achieved, increasing to 100% of the target bonus if stretch financial objectives were achieved. Payouts greater than 100% would occur if the stretch financial objectives were significantly out-performed, with a maximum payout of 200%. The Company exceeded its overall financial plan and performance measures for 2004, and all of the business units, except Systemedia, met or exceeded most of their financial performance objectives, resulting in payouts ranging from 104% to 144%, for all but one of the executive officers.

The Committee has the discretion to adjust the MIP awards upward or downward, but chose not to make discretionary adjustments to the 2004 awards other than a minor adjustment to Mr. Bocian’s award in recognition of his service as interim Chief Financial Officer prior to his Board appointment as Senior Vice President and Chief Financial Officer.

Long-Term Incentives

For 2004, the Long-Term Incentive program was designed to (1) effectively manage the Company’s dilution and overhang and maintain reasonable run-rates, and (2) balance the cost of the plan with its effectiveness in driving results important to stockholders, while delivering awards that are perceived as valuable by employees. The Committee worked closely with its outside consultants in 2004 to undertake a thorough review of these principles. This review confirmed that such principles are consistent with sound executive compensation practices and will be continued in 2005.

Long-term incentives for 2004 consisted of a blend of stock option grants and restricted stock awards under the NCR Management Stock Plan (“Stock Plan”). Generally, options granted to executives vest in equal annual installments over three years and expire ten years from the date of grant. The exercise price equals the fair market value of the stock on the date of grant. Restricted stock awards granted in conjunction with the option grants likewise vest in equal annual installments over three years. Options and restricted stock vest in full upon a Change in Control, as defined in the NCR Change in Control Severance Plan for Executive Officers described later in this proxy statement under “Employment Agreements and Change in Control Arrangements.” Options, but not restricted stock, vest in full upon retirement from the Company.

Each year the usage of long-term incentives under the Stock Plan is determined by the Committee after considering and balancing market data, the desired mix of cash and equity, and financial considerations, including the impact on stockholder dilution, affordability and expensing considerations. Talent management and performance considerations are also factored into individual awards by the Committee, including the mix of options and restricted stock.

On occasion, in connection with the Company’s efforts to hire, retain or promote executive officers, restricted stock is also awarded. In 2004, retention awards of restricted stock were awarded to Gerald Gagliardi and Jon Hoak. The award to Mr. Gagliardi also includes performance elements and does not vest unless specified performance measures are achieved. In addition, other executive officers received restricted stock awards in connection with promotions or retention initiatives, some with performance measures.

Perquisites

NCR prefers to compensate its executive officers in cash and equity rather than with perquisites. Consequently, NCR’s perquisites for executives are minimal and must be approved by the Committee. The Company does not provide its executive officers with typical perquisites such as company cars, club memberships, financial planning, or executive physicals. The Company has corporate aircraft that is available to executives, as well as other employees, for business travel. Company policy permits the use of such aircraft on limited occasions by executives’ family members as long as there is no incremental cost to the Company. In addition, the Committee has authorized the CEO to use the Company’s aircraft for personal use on an availability basis, provided that the imputed income related to such personal use does not exceed $35,000 per year.

Stock Ownership Guidelines

NCR has stock ownership guidelines to increase the executive officers’ equity stake in the Company and align their interests more closely with those of the stockholders. The guidelines strongly encourage the executive officers to increase their ownership of NCR stock to a face value equal to two times salary (three times for the CEO). As a group, the executive officers will own NCR stock with a value in excess of $8,000,000, or approximately 0.13% of outstanding shares, when the guidelines are met. Ownership can include interests in restricted stock, stock acquired through the Company’s employee stock purchase plan and investments in NCR stock through the Company’s 401(k) savings plan. Options to acquire NCR stock are not taken into consideration in meeting the ownership guidelines.

Compensation of Chief Executive Officer

For 2004, the base pay for Mr. Hurd was set at $935,000, which was determined to be market median level. With his base pay at market median, his target annual MIP incentive percentage was decreased from 110% (for 2003) to 100% (for 2004) which positioned his total compensation for the year at market median level. Like other employees, Mr. Hurd’s bonus payout could range from 0% to 200% of target, depending on the Company’s financial performance measured by NCR’s NPOI after a capital charge, and the Committee’s discretion.

In 2004, the Company experienced four consecutive quarters of improved year-over-year operating performance as measured by improved NPOI, non-pension operating income. Specifically, NCR’s NPOI increased more than 56% in 2004 from the prior-year period. Based on its consideration of this achievement and the related strong performance by the CEO during 2004, the Committee exercised its discretion to adjust Mr. Hurd’s annual bonus and increased his award from 112% to 120% of target.

Mr. Hurd’s long-term incentive grant for 2004 consisted of a mix of options and restricted stock with a face value that approximates a market median grant.

Policy on Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the executive officers of the Company, unless certain requirements are met. The Company’s policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders.

We have structured the Company’s executive compensation program so that most of the amounts paid will be fully deductible. However, some of the compensation that we are able to pay under this program cannot be deducted. For example, because the Committee retains certain discretion under the MIP in making annual incentive awards, amounts payable to executive officers may not be fully deductible where the $1 million deduction limit under Section 162(m) is otherwise reached. In addition, while the Company’s stock option grants currently meet the performance-based requirements under Section 162(m), the restricted stock awards to executives do not. The Committee believes that the payment of such nondeductible compensation is appropriate under the circumstances and in the best interests of the Company and its stockholders.

Dated:    February 14, 2005

Linda Fayne Levinson, Chair

Mark P. Frissora

James M. Ringler

EXECUTIVE COMPENSATION

The following tables present certain compensation information for our Chief Executive Officer and four other most-highly compensated executive officers who held these positions as of December 31, 2004, each of whom is sometimes also referred to as a “Named Executive.”

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation				All Other Compen- sation $(7)
		Salary $	Bonus $(3)	Other Annual Compen- sation $(4)	Awards			Payouts
					Restricted Stock Awards $(5)	Securities Underlying Options/ SARs #(6)		LTIP Payouts $
Mark Hurd President and Chief Executive Officer(1)	2004 2003 2002	899,423 727,308 543,270	1,122,000 792,000 350,000	0 0 0	382,432(5a) 0 1,401,000(5e)	200,562 110,000 100,000 150,000 100,000	(6a) (6b) (6c) (6e) (6f)	— — —	8,125 7,500 7,500

Gerald Gagliardi Senior Vice President, Worldwide Customer Services Division	2004 2003 2002	430,000 430,000 430,000	269,178 267,670 181,850	0 0 0	109,776(5a) 274,440(5b) 0 0	32,000 64,000 80,000	(6a) (6b) (6e)	— — —	6,029 0 0

Jonathan Hoak Senior Vice President, General Counsel and Secretary	2004 2003 2002	363,502 357,210 357,210	245,923 206,040 0	0 0 0	42,538(5a) 274,440(5c) 0 0	22,000 30,000 44,000	(6a) (6b) (6e)	— — —	8,125 7,500 6,946

Michael Koehler Senior Vice President, Teradata Division(2)	2004 2003 2002	335,000 336,608 278,250	288,738 156,110 189,488	0 0 0	68,610(5a) 284,700(5d) 0	30,000 34,000 30,000 18,000	(6a) (6b) (6d) (6e)	— — —	7,896 7,500 5,974

Keith Taylor Senior Vice President, Financial Solutions Division	2004 2003 2002	325,000 325,000 325,000	231,361 214,030 65,263	0 0 0	68,610(5a) 0 0	26,000 64,000 80,000	(6a) (6b) (6e)	— — —	8,125 6,965 7,600

(1)	Mr. Hurd was promoted to his current position, President and Chief Executive Officer of NCR, on March 14, 2003. From September 2002 until that time, he was President and Chief Operating Officer of NCR. From July 2001 until September 2002, he was President, NCR, and Chief Operating Officer of the Teradata Division.
(2)	Mr. Koehler was promoted to his current position, Senior Vice President, Teradata Division, on March 14, 2003. From October 1999 until that time, he was Vice President, Teradata Global Field Operations.
(3)	The amounts shown for 2002 in this column include a special bonus of $75,000 to Mr. Gagliardi as the second installment of his sign-on bonus under the terms of an offer letter from NCR, dated January 15, 2001, the terms of which are described more fully below under the caption “Employment Agreements and Change in Control Arrangements.”
(4)	As discussed above in the Board Compensation Committee Report on Executive Compensation, the Company offers very limited perquisites to its executive officers. As permitted under the SEC’s rules, perquisites and personal benefits to executive officers are not listed in this column because they do not exceed the lesser of $50,000 or 10% of the Named Executive’s salary and bonus for that year. The bulk of the perquisites provided to executives consists of personal use of corporate aircraft, and the Company uses a per-mile calculation of non-fixed costs to determine the incremental cost of such usage.

(5)	Amounts shown represent the dollar value of any restricted stock awards on the date originally granted. Certain restricted stock awards were granted in each of 2004, 2003 and 2002 under the NCR Management Stock Plan. Dividends, if any, on all of the shares granted under such awards are reinvested in additional shares of restricted stock. These awards are described in further detail in notes 5(a) through 5(e) below and are shown in amounts that reflect the Stock Split. On December 31, 2004, the aggregate value of the unvested restricted stock awards granted to each of the Named Executives (including any NCR replacement awards for AT&T Corp. stock awards that were converted at the spinoff of NCR from AT&T at the end of 1996) was as follows: Mr. Hurd, 58,552 shares ($2,026,777); Mr. Gagliardi, 26,800 shares ($927,682); Mr. Hoak, 13,860 shares ($479,764); Mr. Koehler, 36,214 shares ($1,253,548); and Mr. Taylor, 3,000 shares ($103,845). These amounts are based on a stock price of $34.615 per share as of December 31, 2004, after giving effect to the Stock Split.
(a)	On February 13, 2004, NCR’s Compensation Committee granted the Named Executives these restricted shares of NCR common stock as part of its annual long-term incentive program. These awards include non-competition and non-solicitation provisions and vest annually in one-third increments on March 1, 2005 through 2007, provided that the executive is still employed by NCR on such dates.
(b)	On March 1, 2004, Mr. Gagliardi was awarded 12,000 restricted shares of NCR stock by the NCR Compensation Committee. This award, which includes non-competition and non-solicitation provisions, will vest in two installments: (i) 4,000 restricted shares to vest on June 1, 2005, provided that he is still employed by NCR on such date, and (ii) 8,000 restricted shares to vest on March 1, 2006, provided that he is still employed by NCR on such date, but only if Worldwide Customer Services achieves a specified amount of operating income by year-end 2005.
(c)	On September 2, 2004, the Compensation Committee granted Mr. Hoak a special retention award of 12,000 restricted shares of NCR stock. This award, which includes certain non-competition and non-solicitation provisions, will vest on December 31, 2006, provided Mr. Hoak is still employed by NCR at such time.
(d)	In March 2003, NCR granted Mr. Koehler a special award of 30,000 restricted shares of NCR stock in connection with his promotion to Senior Vice President, Teradata Division. This award, which includes certain non-competition and non-solicitation provisions, will vest on March 4, 2006, provided Mr. Koehler is still employed by NCR at that time.
(e)	In September 2002, Mr. Hurd received a special award of 100,000 restricted shares of NCR stock in connection with his appointment as the Company’s President and Chief Operating Officer. As of September 9, 2004, two-thirds of this award, which includes non-competition and non-solicitation restrictions, has vested. In general, the remaining one-third of this award will vest in one installment on September 9, 2005, provided Mr. Hurd is still employed by NCR on such date.
(6)	Amounts shown represent the aggregate number of shares of NCR common stock underlying the options on the dates originally granted after giving effect to the Stock Split.
(a)	On February 13, 2004, NCR’s Compensation Committee granted the Named Executives management stock options under the NCR Management Stock Plan as part of its annual long-term incentive program.
(b)	On February 3 and August 4, 2003, the Compensation Committee granted these Named Executives management stock options under the NCR Management Stock Plan as part of its annual long-term incentive program.
(c)	On March 14, 2003, the Compensation Committee granted Mr. Hurd special options for 100,000 shares of NCR common stock in connection with his appointment as Chief Executive Officer of NCR. One-third of this award, which includes certain non-competition and non-solicitation provisions, vested on March 14, 2004, and the remaining two-thirds of the award will vest in equal portions on March 14, 2005 and March 14, 2006, provided Mr. Hurd is still employed by NCR at such times.
(d)	On March 4, 2003, the Compensation Committee granted Mr. Koehler special options for 30,000 shares of NCR common stock in connection with his promotion to Senior Vice President, Teradata Division. Two-thirds of this award, which includes certain non-competition and non-solicitation provisions, vested as of March 4, 2005, and the remaining one-third of the award will vest on March 4, 2006, provided Mr. Koehler is still employed by NCR at that time.

(e)	On January 24 and July 29, 2002, NCR’s Compensation Committee granted these Named Executives management stock options under the NCR Management Stock Plan.
(f)	On September 9, 2002, Mr. Hurd received a special, one-time grant of options under the NCR Management Stock Plan in connection with his appointment as President and Chief Operating Officer of NCR. As of September 9, 2004, two-thirds of this award, which includes certain non-competition and non-solicitation restrictions, has vested. In general, the remaining one third will vest on September 9, 2005, provided Mr. Hurd is still employed by NCR at such time.
(7)	The Company provides its executive officers with certain group life, health, medical, and other non-cash benefits generally available to all salaried employees and not included in this column in accordance with the SEC’s rules. The amounts shown in this column for the last fiscal year include matching contributions by the Company to the NCR 401(k) Savings Plan for participating Named Executives, including in 2004, contributions of: $8,125 for each of Messrs, Hurd, Hoak and Taylor; $6,029 for Mr. Gagliardi; and $7,896 for Mr. Koehler.

Option Grants in 2004

	Individual Grants
Name	Number of Shares Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Mark Hurd	200,562	8.69%	22.65	2/28/2014	$1,957,485
Gerald Gagliardi	32,000	1.39%	22.65	2/28/2014	$312,320
Jonathan Hoak	22,000.95%		22.65	2/28/2014	$214,720
Michael Koehler	30,000	1.30%	22.65	2/28/2014	$292,800
Keith Taylor	26,000	1.13%	22.65	2/28/2014	$253,760
(1)	These are management options for NCR common stock under the NCR Management Stock Plan. These options become exercisable in one-third increments over three years, provided the officer is still employed by NCR, with certain exceptions in the case of death, disability, or retirement.
(2)	In accordance with SEC rules, we chose the Black-Scholes option pricing model to estimate the present value of the options on the grant date. NCR’s use of this model for this limited purpose should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including Black-Scholes, require certain assumptions to be made. The following assumptions were made for purposes of calculating the present values of the options listed above: volatility of 45%, dividend yield of 0%, an expected term of 5 years, and an interest rate of 2.95%.

Aggregated Option Exercises in 2004 and Year-End Values

Name(1)	Shares Acquired On Exercise (#)	Value Realized ($)	Unexercised Options at Year End (#)	Value of In-the- Money Options at Year End ($)
			Exercisable/ Unexercisable (2)	Exercisable/ Unexercisable (3)
Mark Hurd	75,502	615,036	849,662/ 423,900	13,118,476 7,373,596	/
Gerald Gagliardi	74,664	883,343	200,000/ 101,336	2,104,500 1,840,648	/
Jonathan Hoak	50,828	405,261	311,220/ 56,668	4,926,929 985,462	/
Michael Koehler	131,292	1,084,563	73,666/ 78,668	1,127,965 1,487,748	/
Keith Taylor	53,998	759,560	226,482/ 95,336	3,141,631 1,768,858	/
(1)	None of the individuals in this table has stock appreciation rights, and the amounts listed in this table reflect the Stock Split.
(2)	This column includes both options granted before and after the spinoff from AT&T. Options granted before the spinoff were granted with respect to AT&T common stock. To the extent these options were outstanding on December 31, 1996, they were replaced on January 2, 1997, with options for shares of NCR common stock based on a conversion formula to preserve the economic value of the options at the time of the spinoff.
(3)	The value of in-the-money options is calculated as the difference between the closing market price of NCR common stock underlying the NCR stock options as of December 31, 2004, after giving effect to the Stock Split ($34.615) and the exercise price of the option.

Pension Plans

The Company maintains a number of pension plans as part of the compensation and benefits it provides to its employees and executive officers. The plans covering NCR’s Named Executives are summarized below.

If Messrs. Hurd, Gagliardi, Hoak, Koehler, and Taylor continue in their current positions and retire at age 62, the estimated annual pensions payable to each of them from NCR’s pension plans described below would be $1,091,785, $205,212, $241,260, $312,038, and $211,430, respectively. These amounts are based on several assumptions, including that the executives continue in their current positions for 14, 4, 6, 10, and 7 years, respectively, and receive incentive payouts at target amounts and annual merit increases in each of these years. If, however, Messrs. Hurd, Gagliardi, Hoak, Koehler, and Taylor had left the Company as of December 31, 2004, the annual pensions payable to each of them from NCR’s pension plans at age 62 would have been $208,598, $0, $127,711, $136,096, and $83,817, respectively. As of the end of 2004, Mr. Gagliardi was not vested in NCR’s pension plans. All of the above amounts are straight-life annuity amounts although other optional forms of payment, some with reduced pensions, are available. The merger of NCR and AT&T Corp. in 1991 triggered the funding of a benefits trust, the assets of which are subject to the claims of NCR’s creditors, for payment of nonqualified pension benefits to individuals then serving as officers of the Company. All of the individuals whose benefits are funded by the trust have since retired, and none of NCR’s nonqualified plans covering current employees are currently supported by a benefits trust or are otherwise funded. In addition, benefits under NCR’s current pension plans are not subject to reductions for Social Security benefits or other offset amounts.

The NCR Pension Plan:

The Company has a non-contributory, qualified pension plan called the NCR Pension Plan which covers all employees based in the United States. Benefits under the plan ceased accruing as of September 1, 2004, other than for employees who were hired prior to September 1, 2004, and were at least 40 years old as of that date. As of September 1, 2004, the plan is closed to new participants.

Each of the Named Executives is covered under this plan. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit. These benefits vest after five years of service or reaching age 65. The monthly pension benefit begins at age 62, or may be started between age 55 and 62 in a reduced amount. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

The monthly pension benefit is computed by multiplying the following three items: (1) the participant’s years of service with the Company, (2) a factor between 1.4% and 1.7%, depending on the participant’s total years of service, and (3) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to update pay for earlier years when earnings typically were less.

The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan credits a participant’s account with 1 1/2% of base pay and bonus, as well as interest credits on the account balance.

Employees hired on or after June 1, 2002, are not eligible for the monthly pension benefit but receive credits to their PensionPlus accounts of 3% of base pay and bonus.

The NCR Nonqualified Excess Plan:

Federal laws limit the amount of pay that may be considered under the NCR Pension Plan. The Company makes up the difference for senior managers with the NCR Nonqualified Excess Plan. The excess plan pays the additional pension benefits that would be paid under the NCR Pension Plan if the federal pay limits were not in effect. Each of the Named Executives is covered by the excess plan. Benefits under the plan ceased accruing as of September 1, 2004, other than for employees who were hired prior to September 1, 2004, and were at least 40 years old as of that date. As of September 1, 2004, the plan is closed to new participants.

NCR Mid-Career Hire Supplemental Pension Plan:

NCR also maintains the NCR Mid-Career Hire Supplemental Pension Plan. This plan covers employees, including Mr. Gagliardi, who are hired by

NCR for the first time at age 35 or over at specified management levels, and who terminate with at least five years of service at specified levels. The benefit is 1% of annual pay for each year worked for NCR, up to a maximum equal to the number of years between age 30 and the age on the date of hire with NCR. As of June 1, 2002, no new participants will be added to this plan.

Supplemental Retirement Plan:

The Company also has a supplemental retirement plan for senior managers, the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. Each of the Named Executives is covered under this plan. Effective June 1, 2002, no new participants will be added to the Officer Plan.

The Officer Plan pays monthly benefits of 2.5% of career average monthly pay for service after becoming a plan participant. The pension begins at age 62, or may be started between age 55 and 62 in a reduced amount. The benefit is offset by the participant’s retirement or disability benefits paid under other NCR plans except for the NCR Mid-Career Hire Supplemental Pension Plan. No benefit is payable if a participant terminates employment during the first year covered by the plan. No benefit is payable if a participant terminates employment before age 55, other than by death, with less than 5 years of service with NCR. However, a participant will be entitled to plan benefits if employment is terminated after a change in control, as described in the NCR change in control severance plans (see the description of those plans under “Employment Agreements and Change in Control Arrangements”). The Officer Plan also pays death benefits.

The Company adopted the NCR Officer Plan for individuals newly hired or promoted into senior manager positions after June 1, 2002. The plan has identical provisions to the Officer Plan, except that the monthly benefits equal 1.75% of career average monthly pay. As of September 1, 2004, it is closed to new participants.

NCR Supplemental Plan for AT&T Transfers:

NCR maintains the NCR Supplemental Plan for AT&T Transfers, a supplemental retirement plan for senior managers, including Mr. Hoak, who transferred to NCR from AT&T Corp. during the years that NCR was a wholly-owned subsidiary of AT&T. No new participants have been added to the plan since NCR spun-off from AT&T on December 31, 1996. Participants receive a benefit from the plan if they terminate from NCR at or after age 55 with at least 5 years of service. The plan pays a pension equal to the difference, if any, between the retirement benefits provided by NCR and the retirement benefits that would have been provided by AT&T if the participant had continued to work for AT&T for the duration of the participant’s service with NCR. If Mr. Hoak continues in his current position and retires at age 62, based on current projections, it is likely that his NCR retirement benefits will exceed the benefits he would have received from AT&T, so that no benefit would be payable to him from this plan.

Employment Agreements and Change in Control Arrangements

Arrangement with Mr. Hurd:

In connection with his appointment as President and Chief Executive Officer of NCR as of March 14, 2003, Mr. Hurd received a letter from the Compensation Committee of the Board of Directors, dated March 6, 2003. This appointment letter specified his base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the March 6, 2003 letter, Mr. Hurd received a special grant of stock options for 100,000 shares of NCR common stock (after giving effect to the Stock Split) which will vest in three equal annual installments, beginning on March 14, 2004, provided Mr. Hurd is still employed by NCR at such times. The option award also includes certain non-competition and non-solicitation restrictions.

Under the March 6, 2003 appointment letter, if Mr. Hurd’s employment is terminated involuntarily other than for Good Reason or Cause (as such term is defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive cash payments totaling one times his annual base salary over a period not to exceed one year.

Arrangement with Mr. Gagliardi:

Mr. Gagliardi received an offer letter from NCR when he joined the Company in 2001. The offer letter, dated January 15, 2001, specified his starting base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the letter, he received special relocation benefit payments in 2001 and 2002 that totaled $60,500.

Pursuant to the letter, Mr. Gagliardi also received a $175,000 sign-on bonus. In addition, under the January 15, 2001 letter, Mr. Gagliardi received initial awards of stock options and restricted stock that in part compensated him for lost opportunity for compensation and equity incentives with his former employer. He received an initial one-time grant of options for 200,000 shares of NCR common stock (after giving effect to the Stock Split), which included his 2001 grant of management stock options under the NCR Management Stock Plan. Mr. Gagliardi also received a special grant of 40,000 restricted shares of NCR common stock (after giving effect to the Stock Split). The option and restricted stock awards vested in three and four equal annual installments, respectively, beginning on his first anniversary with the Company. These awards required that Mr. Gagliardi remain employed by NCR and included non-competition and non-solicitation restrictions.

If Mr. Gagliardi’s employment is terminated involuntarily other than for Cause or Good Reason (as such terms are defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive a cash payment equal to his annual base salary, and there would have been an immediate vesting of the remainder of the restricted stock award provided for in the January 15, 2001 letter.

Change in Control Arrangements:

NCR has a Change in Control Severance Plan for Executive Officers. This plan, which terminates December 31, 2005, provides that executives officers may receive severance benefits if their employment with NCR is terminated as a result of involuntary termination without cause, or voluntary termination for good reason during the three years following certain events (such as an acquisition, merger or liquidation of the Company). These events are called “triggering events.” An executive officer may also receive these benefits upon voluntary termination for any reason during the thirteenth month following the month in which the triggering event occurs. The severance benefits include (a) severance pay equal to base pay for three years, (b) payment of the target bonus under the NCR Management Incentive Plan for those three years, (c) reimbursement for any excise tax liability for the severance benefits under Internal Revenue Code Section 4999, (d) continued medical insurance coverage for the officer and eligible dependents and continued life insurance coverage for the officer, (e) outplacement services, and (f) financial counseling. In addition, the officer will be fully vested in any NCR stock options or other stock awards, and any accrued benefit under the Officer Plan. The officer will no longer receive the severance pay if he or she becomes employed by NCR or an unrelated company. If the officer dies while receiving severance benefits, the benefits will continue to be paid to his or her estate.

FEES PAID TO INDEPENDENT AUDITORS

The following table presents the approximate fees for professional audit and attestation services rendered by the Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”), for the audit of the Company’s financial statements for fiscal years 2004 and 2003, as well as the approximate worldwide fees billed for other services rendered by PwC in such years:

Service	2004	2003
Audit Fees(1)	$11,414,400	$3,949,400
Audit-Related Fees(2)	$246,400	$333,200
Subtotal	$11,660,800	$4,282,600
Tax Fees(3)	$2,925,800	$3,849,900
All Other Non-Audit Fees(4)	$42,200	$162,100
Subtotal	$2,968,000	$4,012,000
Total Fees	$14,628,800	$8,294,600

(1)	The year-over-year increase in audit fees from 2003 to 2004 is almost exclusively related to the Sarbanes-Oxley Section 404 attestation services provided by PwC. For both 2003 and 2004, amounts include fees required for the review and examination of NCR’s consolidated financial statements, quarterly reviews of interim financial statements, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC.
(2)	Includes fees related to financial audits of employee benefit plans, and services related to the filing of securities reports for one of the Company’s international subsidiaries. For 2003, includes services related to Sarbanes-Oxley Section 404 compliance planning.
(3)	Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2004 and 2003, respectively, fees for tax services include:
(a)	$459,800 and $462,000 for tax compliance including the preparation, review and filing of tax returns;
(b)	in 2003 only, $407,000 for tax planning such as tax advice, transfer pricing assistance and consultation, tax technology advice, tax project implementation (other than for matters relating to the implementation of a financial system or assumption of a management function), economic tax analysis, and monitoring and analysis of legislative and regulatory developments relating to tax matters;
(c)	$84,900 and $162,000 for transaction tax advice and support relating to assistance with non-income tax matters such as sales, use and other taxes;
(d)	$619,300 and $1.42 million for Internal Revenue Service consultation and tax audit assistance;
(e)	$81,500 and $93,000 for local country statutory financial statement services incidental to the preparation of local country tax returns, among other things, and a foreign tax consultation;
(f)	$980,500 and $1.3 million for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services; and
(g)	in 2004 only, $699,800 for tax consulting services for projects relating to: U.S. meals and entertainment audit of $239,000, interest recomputation of $387,000, excise tax consulting of $65,000, and local tax planning of $5,600.
(4)	Includes fees for all other permissible work performed by PwC that does not meet the above category descriptions. In 2004 and 2003, respectively, approximately 82% and 45% of this work related to planning, advisory and tax services in connection with the liquidation of previously-acquired corporate entities after their operational integration into the Company. In 2003, approximately 40% was incurred in connection with the preparation of a SAS 70 report for the Company’s ATM channel management business.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company’s independent auditors or its affiliates to NCR or its consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent auditors. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and the Company’s independent auditors to be provided during that year. The committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. Under the Pre-Approval Policy adopted by the Audit Committee in January 2005 for the year ending December 31, 2005, these limitations include the following:

•	In no case should NCR or its consolidated subsidiaries retain the Company’s independent auditors or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Committee and a determination that such services would not impair the independence of the Company’s independent auditors. Specific pre-approvals by the Committee will also be required for any material changes or additions to the pre-approved services.

•	The committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•	The committee will not permit the exclusive retention of NCR’s independent auditors in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•	Pre-approval fee levels for all services to be provided by the independent auditors will be established annually by the Audit Committee, and updated on a quarterly basis by the committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the committee.

•	The Corporate Controller will report to the committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent auditors or its affiliates to NCR or its consolidated subsidiaries.

•	Back-up documentation will be provided to the Audit Committee by management and/or the independent auditors when requesting pre-approval of services by the Company’s independent auditors. At the request of the committee, additional detailed documentation regarding the specific services will be provided.

•	Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the committee by the Chief Financial Officer, with the support of the independent auditors, and must include a joint statement as to whether, in the view of management and the independent auditors, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has designated its Chair with limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the committee at its next scheduled meeting for its review and approval. The committee has not delegated to management its responsibilities to pre-approve services performed by the independent auditors.

The audit, non-audit, tax and all other non-audit services provided by PwC to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the committee.

In 2004, of those total amounts reported above, 10% of all other non-audit fees and 0.8% of tax fees, constituting an aggregate of 0.2% of the total amount of fees paid by the Company to PwC during the year, were approved by the committee after their commencement. In one instance, NCR paid PwC $4,300 for non-audit services that were not pre-approved and did not meet the SEC’s de minimis exception requirements because it could not be demonstrated that the services were not recognized to be non-audit services at the time they were performed. The Audit Committee was promptly informed of this matter and concluded the services did not impair the firm’s independence as the Company’s independent auditors. In addition, NCR recently learned that PwC’s international affiliates in China, Hong Kong, Taiwan, and the Ivory Coast had handled immaterial amounts of Company funds during 2004 and 2003 in connection with their performance of non-audit tax and other services. This issue was promptly brought to the attention of the Audit Committee and the committee concluded that PwC’s independence was not impaired due to, among other things, the ministerial nature of the services, and such services have been discontinued. In 2003, all de minimis exceptions (constituting an aggregate of 1% of the total amount of fees paid by the Company to PwC during 2003) were provided in connection with engagements existing prior to May 6, 2003, when the SEC’s new pre-approval regulations went into effect. Additionally, in both 2003 and 2004, all of these services were promptly brought to the attention of the Audit Committee and approved.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the Board’s Corporate Governance Guidelines, which are based on the requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE and SEC rules, all members are “financially literate.” In addition, two of its members are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter was revised and approved by the Board of Directors in January 2004, and is available on the Company’s corporate governance web page at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers, NCR’s independent auditors, are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2004, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the Board, has reviewed and discussed the Company’s annual report on Form 10-K and proxy statement. In addition, the Audit Committee met with management frequently during the year to consider the adequacy of the Company’s internal control over financial reporting and spent considerable time and effort overseeing the Company’s compliance efforts in connection with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with NCR’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive and Chief Financial Officers for certain of the Company’s filings with the SEC, as well as the clarity and completeness of the Company’s financial disclosures. Further, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent auditors, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit, audit-related, tax and other non-audit services provided by the Company’s independent auditors or its affiliates to NCR or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and alternative policies, if any, with management and the Company’s independent auditors to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer and Corporate Controller of the Company, each of whom has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Dated:    February 23, 2005

The Audit Committee:

Edward P. Boykin, Chair

Victor L. Lund

C.K. Prahalad

DIRECTORS’ PROPOSAL TO APPROVE THE APPOINTMENT OF

INDEPENDENT AUDITORS FOR 2005

(Item 2 on Proxy Card)

The Board’s Audit Committee, which is composed entirely of independent directors, appointed PricewaterhouseCoopers LLP as independent auditors for 2005 to audit NCR’s consolidated financial statements. The Board has approved this selection and, as a matter of good corporate governance, is asking you to approve this appointment.

Based on its “Pre-Approval Policy” (as defined above on page 25) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of all of the tax and other non-audit services described above under the caption “Fees Paid to Independent Auditors” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that they were.

PricewaterhouseCoopers has been the Company’s independent accounting firm for many years and is a leader in providing audit services to the high-technology industry. The Board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent auditors given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates.

PricewaterhouseCoopers representatives will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The Board recommends that you vote FOR this proposal.    If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment, but may decide to maintain its appointment of PricewaterhouseCoopers. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

STOCKHOLDER PROPOSAL REGARDING THE ELIMINATION OF DOMESTIC PARTNER BENEFITS FOR EXECUTIVES

(Item 3 on Proxy Card)

We expect the following stockholder proposal to be before the meeting if properly presented by the proposing stockholder at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to NCR’s Corporate Secretary. NCR takes no responsibility for them. The Board recommends that you vote AGAINST this proposal for the reasons given after the proposal.

The following proposal and supporting statement were submitted by Mr. Martin Arbagi, 5562 Joyceann Drive, Dayton, Ohio 45415. Mr. Arbagi has provided proof that he beneficially owns 100 shares of common stock of the Company.

Proposal:    Management and Directors are requested to consider discontinuing all domestic partner benefits for highly paid executives making over $500,000 per year or, if not feasible, ask these executives to reimburse the company for these expenses.

Reasoning:    Nationwide healthcare costs are rising. At many companies these costs are born by employees through higher deductibles. Paying benefits to the unmarried sexual partners of employees increase these costs.

The Human Rights Campaign, an organization that advocates homosexual rights, estimates only one percent of employees will take advantage of domestic partner benefits. There are no known studies indicating the other 99% of employees approve of paying higher health care costs to provide for the sexual partners of their unmarried co-workers. Executives making in excess of $500,000 a year can privately contract for these benefits.

Recent elections indicate, when allowed to express their opinion in the privacy of a voting booth, people overwhelming disapprove of homosexual marriages. In some states, notably Ohio, an amendment to their constitution, which outlawed homosexual marriages, may also make domestic partner benefits illegal.

The religious traditions of many of our stakeholders have taught for thousands of years that sexual relations outside of marriage are immoral. Asking these employees or shareholders to pay benefits for the partners of those engaged in this sinful behavior may cast doubt on the company’s respect for their religious beliefs.

A vote for this proposal is a vote for moral and fiscal responsibility.

NCR’s Response

Your directors recommend a vote AGAINST this stockholder proposal for the following reasons:

Mr. Arbagi’s proposal asks that the Company discontinue the provision of domestic partner benefits to those Company’s executives who are paid over $500,000 per year. The Company believes that providing benefits of this nature is an important part of its corporate culture in which all employees are treated with respect and free from discrimination on the basis of sexual orientation. NCR’s decision to adopt its domestic partner policy several years ago was based on the Company’s desire to promote a diverse workforce and to support our efforts to attract and retain talented employees in the highly-competitive information technology market. Adoption of this proposal would counter these objectives and cause the Company to exclude a group of employees from benefits that are provided to the general workforce based solely on the level of their compensation. Finally, the Company’s domestic partner benefit policy is consistent with applicable law in Ohio where we have our headquarters.

For these reasons, the Board recommends that you vote AGAINST this proposal.    Proxies solicited by the Board of Directors will be voted AGAINST this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have discretion to vote in accordance with their best judgment.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies, at an estimated cost of $15,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with the SEC and the New York Stock Exchange rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided above.

Stockholder Proposals for 2006 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2006 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for inclusion in the Company’s 2006 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no later than November 21, 2005. Stockholder proposals submitted after that date but before December 21, 2005, may be presented at the annual meeting if such proposal complies with the Company’s Bylaws, but will not be included in the Company’s proxy materials. If a stockholder proposal is received after December 21, 2005, and is properly brought before the meeting, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which we have received proxies for the annual meeting.

Code of Conduct

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its employees. NCR’s Code of Conduct is available on NCR’s corporate governance web site at http://www.ncr.com/corpgovernance/corpgov_code_ conduct.htm. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

The above notice and proxy statement are sent by order of the Board of Directors.

Jonathan S. Hoak

Senior Vice President,

General Counsel and Secretary

Dated:    March 7, 2005

Detach Here

2005 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2005 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Jonathan S. Hoak, Senior Vice President, General Counsel and Secretary, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

NCR

NCR CORPORATION
1700 S. PATTERSON BOULEVARD
DAYTON, OH 45479

NCRCP1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

NCR CORPORATION

1. Election of Directors.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

____

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supercede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

For comments, please check this box and write them on the back where indicated ☐

	Yes	No
<u>HOUSEHOLDING ELECTION</u> - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

[GRAPHIC] NCR CORPORATION 1700 S. PATTERSON BOULEVARD DAYTON, OH 45479 Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:00 P.M. Eastern Time on April 26, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:00 P.M. Eastern Time on April 26, 2005. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NCR Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NCRCP1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NCR CORPORATION NCR’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2, AND “AGAINST” PROPOSAL 3.

1.

Election of Directors.

Class C Nominees:

01) Mark P. Frissora

02) C.K. Prahalad

03) William S. Stavropoulos

For

Against

Abstain

2.

Approval of the appointment of independent

auditors for 2005.

0

0

0

3.

Stockholder proposal regarding the elimination

0

0

0

of domestic partner benefits for executives.

Annual Meeting of Stockholders

NCR's Annual Meeting of Stockholders will be held at 9:30 a.m. on April 27, 2005 at NCR's World Headquarters Auditorium, 1700 S. Patterson Boulevard, Dayton, Ohio 45479. Please see your proxy statement for instructions should you wish to attend the meeting.

▲ FOLD AND DETACH HERE ▲

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR NCR'S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2005

The undersigned stockholder of NCR Corporation, a Maryland corporation ("NCR" or the "Company"), hereby appoints Mark Hurd, Jon Hoak and Peter Bocian, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR's Annual Meeting of Stockholders to be held in Dayton, Ohio, on April 27, 2005, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE VOTED BY THE TRUSTEES OF SUCH PLANS.

Comments: ____

____

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)